EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into effective as of the 1st day of February, 2000 by and between MedPlus, Inc., an Ohio corporation (the "Company"), and Thomas R. Wagner (the
"Employee").  This Agreement supersedes all previous Employment
Agreements.

WHEREAS, the Company desires to employ or continue to employ the Employee on certain terms and conditions as set forth herein; and

WHEREAS, the Employee is willing to accept such employment;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1. Employment. The Company hereby employs or continues to employ the Employee in the capacity of Vice President of Strategic
Planning, or in such other position as the Company may direct or desire and Employee hereby accepts the employment, on the terms and conditions hereinafter set forth.

2. Duties. The Employee's principal duties and responsibilities shall include advising the President in the areas of technology assessment, product research, market trends, and competitive analysis, and such other duties which may be assigned to him from time to time by the Company in connection with its business. Employee agrees to well and faithfully perform and discharge such services and duties and hold such offices as may be assigned to him from time to time by the Company and to devote substantially his full time, energies, and best efforts to the performance thereof, to exercise his best efforts, judgment, skills and talents in performing such duties and, in general, with respect to the business and affairs of the Company, and, in the performance thereof, to comply with the policies of and be subject to the direction of the Board of Directors of the Company (the "Board").
 In addition, during the term of this Agreement, Employee shall not, directly or indirectly, engage or participate in, or become employed by or render services in connection with, any Competitive Business, as that term is defined herein, without the prior express written approval of the Board. In the event the Employee is elected a Director of the Company or any of its subsidiaries during the term hereof, the Employee agrees to serve in such capacity without further compensation.

3. Term. The term of employment shall begin on February 1, 2000 and shall continue for a period of twelve (12) months, unless earlier terminated pursuant to the provisions of this Agreement.

4. Salary and Other Compensation. As compensation for the services to be rendered by the Employee to the Company pursuant to this Agreement, the Employee shall be paid the following compensation and other benefits:

(a) Salary. During the term of this Agreement, Employee shall be paid at the semi-monthly rate of Six Thousand Eight Hundred and Seventy Five and 00/100 Dollars ($6,875.00), payable in arrears, unless adjusted in accordance with Section 4(b) hereof. Should the Employee become disabled, which for purposes of this Subsection means the inability because of any physical or emotional illness to perform his assigned duties under this Agreement at least forty (40) hours per week, the Employee's salary shall be adjusted in the proportion which the number of hours the Employee is able to perform his assigned duties during a week bears to forty (40). If the Employee, during any period of disability, receives any periodic payments representing lost compensation under any health and accident policy or under any salary continuation insurance policy, the premiums for which have been paid by the Company, the amount of salary that the Employee would be entitled to receive from the Company during the disability shall be decreased by the amounts of such payments.

(b) Corporate Bonus. Employee will be eligible for an annual bonus equal to 20% of base salary with 50% of such bonus to be paid upon the Company exceeding its budgeted net income goal for fiscal year 2001 and 50% of such bonus to be determined on a discretionary basis by the Company's President after fiscal year 2001. Employee agrees that the fiscal year 2000 corporate bonus paid to Employee on February 29, 2000 in the amount of $30,000 will become immediately due and payable to MedPlus if Employee voluntarily terminates his employment on or before February 28, 2000. This obligation will not apply if the Company terminates Employee; unless for just cause as defined in paragraph 12 (g).

(c) Automobile Allowance. During the term of this Agreement, the Company shall pay Employee a $450.00 per month automobile allowance in order to reimburse Employee for the expense of owning, operating, maintaining and insuring a personal automobile for use in performing Employee's duties hereunder.

(d) MedPlus, Inc. 1994 Long-Term Stock Incentive Plan. The Company's Board of Directors will grant Employee the option to purchase 15,000 shares of the Company's stock under the MedPlus, Inc. 1994 Long-Term Stock Incentive Plan on June 21, 2000. Thereafter, the Company may from time to time enter into supplemental written agreements with Employee granting Employee stock options to purchase shares of the Company's common stock under the MedPlus, Inc. 1994 Long-Term Stock Incentive Plan (the "Plan"). In the absence of any such agreements, the Company shall not be obligated to award Employee any stock options, regardless of whether stock options were awarded to Employee in any other period or to any other employee of the Company at any time.

(e) Employee Benefit Plans. Employee shall be eligible to participate, to the extent he may be eligible to participate pursuant to the terms of such plans, in any profit sharing, retirement, insurance or other employee benefit plans maintained by the Company.

5. Key Man Life Insurance. The Company, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Employee in any amount or amounts considered advisable by the Company, and the Employee shall submit to any medical or other examination, and shall execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

6. Expenses. The Company shall pay, or reimburse the Employee, for all reasonable and necessary business expenses of the Employee, approved by the Company.

7. Vacation and Leave. The Employee shall be entitled to the same vacation and leave time as the other executive officers of the Company. Officers of the Company may not carry unused vacation time from one calendar year to another calendar year.

8. Non-Disclosure of Confidential Information. The Employee acknowledges that in and as a result of his employment by the Company, he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company's patents, copyrights, proprietary information, trade secrets, systems, procedures, manuals, confidential reports, and lists of customers (which are deemed for all purposes confidential and proprietary), as well as the nature and type of services rendered by the Company, the equipment and methods used and preferred by the Company's customers, and the fees paid by them. As a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated in Section 4, Employee covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly divulge or disclose for any purpose whatsoever any confidential information that has been obtained by, or disclosed to, him as a result of his employment by the Company. In the event of a breach or threatened breach by Employee of any of the provisions of this Section 8, the Company, in addition to, and not in limitation of, any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by the Employee or by Employee's partners, agents, representatives, servants, employers, employees, family members, and/or any and all persons directly or indirectly acting for or with him.

9. Covenants Against Competition. The Employee acknowledges that the services he is to render are of a special and unusual character with a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to the Company of the services of Employee because of the confidential information to be obtained by or disclosed to Employee, as hereinabove set forth, and as a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated in Section 4, Employee covenants and agrees that during Employee's employment and for a period of two (2) years after he ceases to be employed by the Company for any reason, he will not, except as otherwise authorized by this Agreement, compete with the Company or any affiliate of the Company, solicit the Company's customers or the customers of an affiliate, or directly or indirectly solicit for employment any of the Company's employees. For purposes of this
Section 9:

(a) the term "compete" means engaging in the same or any similar business as the Company or any of its affiliates in any manner whatsoever (other than as a passive investor), including without limitation, as a proprietor, partner, investor, shareholder, director, officer, employee, consultant, independent contractor, or otherwise, within a geographic areas served by the Company or any of its affiliates;

(b) the term "affiliate" means any legal entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company; and

(c) the term "customers" means all persons to whom the Company or any of its affiliates has sold any product or service, whether or not for compensation, within a period of two (2) years prior to the time the Employee ceases to be employed by the Company.

10.  Reasonableness of Restrictions.

(a) The Employee has carefully read and considered the provisions of Sections 8 and 9, and, having done so, agrees that the restrictions set forth in said Sections, including, but not limited to, the time period of restriction and geographical areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Company and its parent or subsidiary corporations, officers, directors, shareholders, and other employees.

(b) In the event that, notwithstanding the foregoing, any of the provisions of Sections 8 and 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Sections 8 or 9 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

11. Remedies for Breach of Employee's Covenants of Non-Disclosure and Non-Competition. In the event of a breach or threatened breach of any of the covenants in Sections 8 and 9, the Company shall have the right to seek monetary damages for any past breach and equitable relief, including specific performance by means of an injunction against the Employee or against the Employee's partners, agents, representatives, servants, employers, employees, family members, and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain any further breach. In lieu thereof, or should a court refuse for any reason to grant equitable relief to prevent continuing breaches of the covenants in Sections 8 and 9, the Company shall be entitled to liquidated damages equal to fifty percent (50%) of the gross amount derived by the breaching party from all transactions in breach of said covenants, it being agreed that such amount represents the estimated amount of profit the Company could have derived if it had transacted the business in question and is not a penalty.

12. Termination. Employment of the Employee under this Agreement will be terminated upon the occurrence of any one or more of the following events:

(a)  By the Employee's death.

(b) If the Employee is Totally Disabled. For the purposes of this Agreement, the Employee will be Totally Disabled if he (1) has been declared legally incompetent by a final court decree (the date of such decree being deemed to be the date on which the disability occurred), (2) receives disability insurance benefits from any disability income insurance policy maintained by the Company for a period of three (3) consecutive months, or (3) has been found to be disabled pursuant to a Disability Determination.
 A "Disability Determination" means a finding that the Employee, because of a medically determinable disease, injury, or other mental or physical disability, is unable to perform substantially all of his regular duties to the Company and that such disability is determined or reasonably expected to last at least three (3) months. The Disability Determination shall be based on the written opinion of the physician regularly attending the Employee.
 If the Company disagrees with the opinion of this physician (the "First Physician"), it may engage at its own expense another physician (the "Second Physician") to examine the Employee. If the First and Second Physicians agree in writing that the Employee is or is not disabled, their written opinion shall, except as otherwise set forth in this Subsection, be conclusive on the issue of disability. If the First and Second Physicians disagree on the disability of the Employee, they shall choose a third consulting physician (whose expense shall be borne by the Company), and the written opinion of a majority of these three physicians shall, except as otherwise provided in this Subsection, be conclusive as to the Employee's disability. The date of any written opinion conclusively finding the Employee to be disabled is the date on which the disability will be deemed to have occurred. If there is a conclusive finding that the Employee is not Totally Disabled, the Company shall have the right to request additional Disability Determinations, provided it agrees to pay all the expenses of the Disability Determinations and does not request an additional Disability Determination more frequently than once every two (2) months. In conjunction with a Disability Determination, the Employee hereby consents to any required medical examination, and agrees to furnish any medical information requested by any examining physician and to waive any applicable physician-patient privilege that may arise because of such examination. All physicians except the First Physician must be board-certified in the specialty most closely related to the nature of the disability alleged to exist.

(c) At the election of either the Employee or the Company without cause, upon ninety (90) days written notice; provided however, that in the event this Agreement is terminated by the Company pursuant to this Subsection 12(c), at the expiration of the ninety-day period, Employee shall receive severance pay in the amount of six months salary at the rate being paid to Employee under Subsection 4(a) at the time written notice of termination is given, less any required withholding and deductions.

(d) When the Employee reaches mandatory retirement age under any retirement policy applicable to all executive officers adopted by the Company.

(e)  By mutual agreement of the Employee and the Company.

(f) By the dissolution and liquidation of the Company (other than as part of a reorganization, merger, consolidation, or sale of all or substantially all of the assets of the Company whereby the business of the Company is continued).

(g) By the Company for Just Cause. For purposes of this Agreement "Just Cause" shall mean the following: (i) a conviction of or a plea of guilty or nolo contendre by the Employee to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty or other criminal conduct against the Company; (ii) habitual neglect of the Employee's duties or failure by the Employee to perform or observe any substantial lawful obligation of such employment that is not remedied within thirty (30) days after written notice thereof from the Company or its Board of Directors; or (iii) any material breach of this Agreement by the Employee. Should the Employee dispute whether he was terminated for Just Cause, then the Company and the Employee shall enter immediately into binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be borne by the non-prevailing party.

In the event of termination of this Agreement other than for death, the Employee hereby agrees to resign from all positions held in the Company, including without limitation any position as a director, officer, agent, trustee, or consultant of the Company or any affiliate of the Company. For the purposes of this provision, the term "affiliate" has the same meaning as in Section 9.

13. Waiver. A party's failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

14. Governing Law. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Ohio.

15. Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

16. Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Company at its principal place of business and to the Employee at the address hereinafter set forth following the Employee's signature, or at such other address or addresses as either party may hereafter designate in writing to the other.

17. Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

18. Amendments. This Agreement may be amended at any time by mutual consent of the parties, provided, however, that no such amendment shall be valid or enforceable unless in a writing signed by the Company and the Employee.

19. Applicability of Invention and Non-Disclosure Agreement. This Employment Agreement is supplemented by that certain Invention and Non-Disclosure Agreement of even date herewith between the Company and the Employee, a copy of which is attached hereto as Schedule A and made a part hereof. These two documents contain the entire agreement and understanding by and between the Employee and the Company with respect to the employment of the Employee with the Company and supersedes and merges all prior proposals, understandings and all other agreements, oral and written between the parties. No representations, promises, agreements, or understandings, written or oral, with respect to such employment not contained in these two documents shall be of any force or effect.

20. Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.


IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the day and year first above written.

MEDPLUS, INC., Company:              Thomas R. Wagner
                                     Employee:


By:  /s/ Richard A. Mahoney          /s/ Thomas R. Wagner
Richard A. Mahoney, President         Thomas R. Wagner

Address for Notice Purposes:         Address for Notice Purposes:
8805 Governors Hill Drive, Suite 100    6779 Knoll Drive
Cincinnati, OH 45249                     Cincinnati, OH 45248



          SCHEDULE A

INVENTION AND NON-DISCLOSURE AGREEMENT

This Agreement made and entered into effective as of the 1st day of February, 2000 by and between MedPlus, Inc., an Ohio corporation (hereinafter called the "Company," which term includes any parent or subsidiary corporation as defined in Section 425 of the Internal Revenue Code), and Thomas R. Wagner (hereinafter called "Employee").

In consideration of the employment or continued employment of Employee by the Company and for other good and valuable consideration, the parties hereto agree as follows:

1. Disclosure of Inventions to Employer. For the purpose of this Agreement, the word "invention" shall include, but not be limited to, the following: any discovery, idea, device, process, design, development, improvement, conception, concept, application, technique, or invention whether patentable or not, and whether reduced to practice or not; provided, however, that any invention as so defined, conceived or made by Employee after termination of employment with the Company, shall not be deemed to be within this Agreement if it is not within the scope of the Company's business, research, and investigations, or resulting from or suggested by any of the work Employee has performed or may perform for the Company. Employee will forthwith communicate to the President of the Company (or such other individual as the President may designate from time to time) a full and complete disclosure of each and every invention conceived or made by Employee whether solely or jointly with others (a) while in the employ of the Company, whether or not while actually engaged in the Company's affairs, and (b) within two years subsequent to termination of the employment for any reason.

2. Assignment of Inventions. Employee agrees to assign and transfer to the Company, without any separate remuneration or compensation other than the wages or salary received or compensation paid to Employee from time to time in the course of his employment by the Company, his entire right, title, and interest in and to all inventions conceived or made by Employee, together with all United States and foreign patent rights and any other legal protection in and with respect to any and all such inventions, (a) while in the employ of the Company, whether or not while Employee is actually engaged in the Company's affairs, or
(b) within two years subsequent thereto and as a direct or indirect result of such employment. Upon request by the Company, Employee agrees to execute, and deliver all appropriate patent applications for securing all United States and foreign patents on all such inventions, and to do, execute, and deliver any and all acts and instruments that may be necessary or proper to vest all such inventions and patents in the Company or its designee, and to enable the Company or its designee to obtain all such letters patent. Employee agrees to render to the Company or its designee all such assistance as may be required in the prosecution of all such patent applications and applications for the reissue of such patents and in the prosecution or defense of all interferences which may be declared involving any of said patent applications or patents. Employee further agrees not to contest the validity of any patent, United States or foreign, which is issued to the Company or its designee, on which Employee made any contribution, or in which Employee participated in any way, and not to assist any other party in any way in contesting the validity of any such patent. Employee further agrees that the obligations and undertakings stated in this Section 2 shall continue beyond the termination of his employment by the Company, but if Employee shall be called upon to render such assistance after the termination of his employment, Employee shall be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at the request of the Company.

3. Prior Inventions. As a matter of record, Employee may include a complete list of inventions made by him prior to the date of employment by the Company as an appendix to this Agreement. Only those inventions so listed shall be deemed to be excluded from the terms and conditions of this Agreement.

4. Unauthorized Disclosure. Except in connection with regularly assigned duties for the Company, Employee agrees that he will not, without prior written approval of the President (or such other person as the president may designate from time to time), divulge or disclose to anyone outside of the Company, whether by private communication or by public address or publication, or otherwise, any invention or any specification, technical or engineering data, or report, or any other information relating to the business or affairs of the Company, and will not during his employment by the Company or at any time thereafter disclose or use for his own benefit such information or any trade secrets or confidential information pertaining to any of the business of the Company or any of its clients, customers, consultants, licensees, or affiliates, whether or not such information or trade secrets were acquired while Employee was engaged in the Company's affairs and regardless of by whom such information or trade secrets were generated, either by the Company or by the Employee or others in the employ of the Company. All copies of any such information, however and wherever produced, shall be and remain the sole property of the Company and shall not be removed from the premises or custody of the Company without prior written consent or authorization of the President of the Company (or such other person as the President may designate from time to time).

5. Remedies for Breach. Employee expressly recognizes that any breach of this Agreement by him is likely to result in irreparable injury to the Company and agrees that the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of this Agreement by Employee, or to enjoin Employee from activities in violation of this Agreement.

6. Modification. This instrument contains the entire Agreement of the parties with respect to the subject matter contained herein and may be altered, amended, or superseded only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement, or of such terms and conditions on any other occasion.

7. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if mailed to the party to whom such notice is given at the address of such party hereinafter set forth or at such other address as such party may provide in writing from time to time. Any such notice mailed to such address shall be effective when deposited in the United States mail, duly addressed and with first class postage prepaid.
 Such notice may, but need not, be by certified mail, return receipt requested.

8. Assignment. This Agreement shall be binding upon and shall inure to the benefit of Employee, without regard for the duration of his employment by the Company or the reasons for the cessation of such employment, and upon the administrators, executors, heirs, and assigns of Employee and shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, its subsidiaries, and affiliates.

9. Governing Law. The validity, interpretation and performance of this Agreement shall be governed and construed by the laws of Ohio.

10. Severability. The invalidity or unenforceability of any provision in this Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

11. References to Gender and Number Terms. In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and visa versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context requires.

12. Headings. The section numbers and headings in this Agreement are inserted for convenience only and are not part of the Agreement.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Agreement as of the date and year first above written.

MEDPLUS, INC., Company:              Thomas R. Wagner,
                                     Employee:


By:  /s/ Richard A. Mahoney          /s/ Thomas R. Wagner
Richard A. Mahoney, President         Thomas R. Wagner

Address for Notice Purposes:         Address for Notice Purposes:
8805 Governors Hill Drive, Suite 100    6779 Knoll Drive
Cincinnati, OH 45249                     Cincinnati, OH 45248



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